EXHIBIT 99.2

OREGON PACIFIC BANCORP 2004 AMENDED DIVIDEND REINVESTMENT PLAN

VOLUNTARY CASH PURCHASE REQUEST

     NOTE: USE THIS FORM ONLY IF YOU ARE ALREADY ENROLLED IN OREGON PACIFIC BANCORP’S 2004 AMENDED DIVIDEND REINVESTMENT PLAN. If you are enrolled in the Oregon Pacific Bancorp’s 2004 Amended Dividend Reinvestment Plan, and you wish to make a purchase of shares for cash along with the reinvestment of your dividends, please completely fill out this form, include you check or money order, and return this form to Registrar and Transfer Company, Attn: Dividend Reinvestment Department, 10 Commerce Drive, Cranford, NJ 07016 (800) 525-7686. Cash investments may be made quarterly. Submit a separate request form for each quarter.

1.	Shareholder Information.

     Print name of shareholder (indicate all names if shares jointly held):

Owner Name	Social Security No. (for individual) or Tax I.D. No.

Owner Address	Check One: U. S. Citizen Resident Alien

Owner Name	Social Security No. (for individual) or Tax I.D. No.

Owner Address	Check One: U. S. Citizen Resident Alien

2.	Purchase Request.

     I/we hereby tender the sum of $                    to voluntarily purchase additional shares of Oregon Pacific Bancorp common stock along with the reinvestment of dividends. I/we hereby authorize Registrar and Transfer Company, as agent, to apply my/our optional cash investment timely received by it on my/our behalf to the purchase of such shares.

     NOTE: Minimum purchase amount per quarter is $750, and maximum per quarter is $5,000. Make check or money order payable to “Registrar and Transfer Company, Agent.”

     (If shares are held jointly, each shareholder must sign below.) Each of the undersigned certify, under penalties of perjury, that (1) that the number shown above on this Form is my correct Taxpayer Identification Number, and (2) that I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Shareholder	Date:

If signing as agent or in a representative capacity, indicate title:	.

Shareholder	Date:

If signing as agent or in a representative capacity, indicate title:	.